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                                                                    Exhibit 15.1


Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549


Commissioners:

We are aware that our report dated May, 11, 1999, on our review of the interim consolidated financial information of Abercrombie & Fitch Co. (the "Company") as of and for the thirteen-week period ended May 1, 1999 and included in the Company's quarterly report on Form 10-Q for the period then ended is incorporated by reference in this registration statement on this Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Columbus, Ohio
June 21, 1999